Exhibit 10.10
ASSIGNMENT AGREEMENT
This Assignment Agreement is dated as of July 27, 1999, between The Paul T. Baskis TDP Living Trust (the “Trust”) and AB-CWT LLC, a Delaware limited liability company.
W I T N E S S E T H :
     KNOW ALL MEN BY THESE PRESENTS, that the Trust, for and in consideration of the sum of Ten ($10) Dollars and other good and valuable consideration in hand paid by AB-CWT LLC, receipt and sufficiency whereof is hereby acknowledged, does hereby irrevocably sell, assign and transfer unto AB-CWT LLC, its successors and assigns, all of its right, title and interests in and under the patents specified on Exhibit A hereto, and any amendments, supplements, modifications, extensions and renewals thereof (the “Patents”), including, without limitation, the right to receive the proceeds from the Patents and all sums of money now due or which may hereafter become due to the Trust thereunder. Such sale, assignment and transfer to be effective immediately without further action on the part of the AB-CWT LLC. The Trust agrees to file all appropriate and necessary assignment papers with the U.S. Patent Office to effectuate the transfer of the Patents.
     TO HAVE AND TO HOLD, the same unto AB-CWT LLC, its successors and assigns, forever.
     The Trust does hereby covenant with and warrant to AB-CWT LLC that it is not in default in the observance, performance or fulfillment of their obligations under the Patents, and that no claims have been asserted against it in respect of the Patents hereby assigned.
     AB-CWT LLC hereby accepts the assignment of all of the right, title and interests of the Trust in the Patents and hereby covenants and agrees to assume and accept liability for the performance of all obligations of the Trust under the terms of the Patents subsequent to 12:01 a.m. on the date subsequent hereto.
     The Trust agrees that, at any time and from time to time, at the written request of AB-CWT LLC, the Trust will promptly and duly execute and deliver any and all such further instruments and documents as AB-CWT LLC may reasonably require in obtaining the full benefits of this Assigment and of the rights and powers herein granted, including, without limitation, any documents required by the U.S. Patent Office for acceptance of this assignment. This Assignment may not be altered, modified or amended except by a writing signed by the party against whom such alteration, modification or amendment is sought. The rights and obligations of the parties hereto shall inure to the benefit of and be binding and enforceable upon, the respective successors, assigns and transferees of either party. This Assignment shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

     IN WITNESS WHEREOF the parties have hereunto set their hands and seals as of the date first above written.

The Paul T. Baskis TDP Living Trust		AB-CWT LLC

By:	/s/ Paul T. Baskis	By:	/s/ Brian S. Appel
Title:	Partner	Title:	Partner

Exhibit A
Patent No. 5,269,947
Patent No. 5,360,553
Patent No. 5,543,061
Patent Application 08/610,891